Exhibit 99.1

Molson Coors Reports Higher Net Sales and Lower Underlying After-Tax Income for the Fourth Quarter 2012

For Full Year, Molson Coors Reports Higher Net Sales and Underlying After-Tax Income and $865 Million of Underlying Free Cash Flow Generated

Fourth Quarter 2012 Highlights(1)

  Underlying after-tax income: $126.1 million, down 28.4% ($0.69 per diluted share, down 28.9%)
  Net income from continuing operations attributable to MCBC: $60.1 million, down 65.1% ($0.33 per diluted share, down 65.3%)
  Net sales: $1.03 billion, up 9.9%
  Worldwide beer volume: 14.1 million hectoliters, up 15.3%

Full Year 2012 Highlights

  Underlying after-tax income: $710.5 million, up 1.3% ($3.91 per diluted share, up 4.0%)
  Net income from continuing operations attributable to MCBC: $441.5 million, down 34.5% ($2.43 per diluted share, down 32.9%)
  Net sales: $3.92 billion, up 11.4%
  Worldwide beer volume: 55.1 million hectoliters, up 13.9%
  Underlying Free Cash Flow: $864.7 million, up 39.8%(1)

DENVER & MONTREAL--(BUSINESS WIRE)--February 14, 2013--Molson Coors Brewing Company (NYSE: TAP)(TSX: TPX) today reported a 15.3 percent increase in fourth quarter worldwide beer volume and 9.9 percent higher net sales in the fourth quarter of 2012 due to the addition of Molson Coors Central Europe (MCCE) operations in 2012. Underlying after-tax income declined 28.4 percent for the fourth quarter 2012, driven by a higher underlying effective tax rate and the impact of cycling strong quarterly results the year before. Net income from continuing operations attributable to MCBC (a U.S. GAAP earnings measure) decreased 65.1 percent due to the factors mentioned above, as well as higher special charges and the impact of a 50 percent increase in the Serbian statutory corporate income tax rate in the quarter.

Underlying after-tax income in 2012 increased 1.3 percent to $710.5 million, or $3.91 per diluted share, due to the addition of MCCE operations on June 15, 2012. Full-year income from continuing operations decreased 34.5 percent to $441.5 million due to costs associated with the acquisition of MCCE. Underlying free cash flow increased to $864.7 million from $618.4 million a year ago, driven by an increase in operating cash flow primarily due to the addition of Central Europe and improvements in working capital.

Molson Coors president and chief executive officer Peter Swinburn said, “In the fourth quarter, our worldwide volume and net sales increased due to the addition of our Central Europe business, while underlying after-tax income declined 28 percent, driven by a higher tax rate this year and cycling strong quarterly results the year before, including an additional week in our fiscal 2011 and some other one-time factors that did not repeat.”

Swinburn added, “For the full year 2012, the biggest news was the acquisition of our Central Europe business, which we expect to strengthen our company, enhance our growth profile and increase shareholder value in the years ahead. We have begun implementing plans to capture synergies, leverage best practices and pay down debt related to this new business. This acquisition helped our worldwide volume grow by 14 percent, net sales by more than 11 percent, and underlying earnings per share by 4 percent. Also, Molson Coors generated $865 million of underlying free cash flow, up nearly 40 percent from 2011.”

Foreign Exchange

The Company’s fourth quarter results include the impact of favorable foreign currency movements from the British Pound and Canadian Dollar, which increased underlying pretax income by approximately $5 million. For the full year, foreign currency movements from the British Pound and Canadian Dollar decreased underlying pretax income by approximately $9 million.

Effective Income Tax Rates

The Company’s fourth quarter effective income tax rate was 54 percent on a reported basis and 18 percent on an underlying basis. The increase in the quarterly reported rate was primarily due to an increase in the Serbian statutory corporate income tax rate from 10 percent to 15 percent, effective January 1, 2013. As a result of differences between the book and tax bases of intangible assets purchased in the Central Europe acquisition, we increased our deferred tax liability by $38.3 million because of this tax rate change.

The Company’s full year 2012 effective tax rate was 26 percent on a reported basis and 18 percent on an underlying basis. The Company estimates that its underlying effective tax rate will be in the range of 16 percent to 20 percent for full year 2013, assuming no further changes in tax laws.

Debt

Total debt at the end of the fourth quarter was $4.668 billion, and cash and cash equivalents totaled $624 million, resulting in net debt of $4.044 billion.

Fourth Quarter Business Segment Results

The following are the Company’s fourth quarter 2012 results by business segment:

Canada Business

Canada underlying pretax income decreased 22.2 percent to $101.0 million in the quarter. In local currency, underlying pretax income decreased 25 percent, driven by the impact of lower volume, a mix shift toward higher-cost products, and higher pension expense, along with cycling an extra week and approximately $10 million of positive one-time adjustments in 2011. The 53rd week in fiscal 2011 provided an estimated $12 million of underlying pre-tax profit in Canada in the fourth quarter. A 3 percent increase in the Canadian dollar versus the U.S. dollar drove an approximate $3 million positive impact in the quarter.

Sales-to-retail (STRs) decreased 13 percent in the fourth quarter primarily due to a weak Canadian market and cycling the 53rd week in 2011. Excluding the 140,000 hectoliter impact of the 53rd week, STRs declined 7 percent, driven partially by a more than 20 percent increase in Quebec beer excise tax rates in November and the National Hockey League lockout, which ended in January. Our Canada market share declined approximately one share point from a year ago on an estimated industry volume decline of 5 percent, excluding the 53rd week. Fourth quarter total sales volume in Canada for Molson Coors decreased nearly 12 percent.

Net sales per hectoliter increased nearly 2 percent in local currency driven by continued positive pricing.

Cost of goods sold (COGS) per hectoliter increased approximately 13 percent in local currency, driven by fixed-cost deleverage from lower volumes, input inflation, higher pension expense, a mix shift toward higher-cost packages and brands, and the impact of cycling positive accounting and employee-related adjustments from 2011 that did not repeat in 2012, partially offset by strong cost savings.

Marketing general and administrative (MG&A) expense decreased nearly 17 percent in local currency, resulting from lower marketing and sales investments, partially related to fewer NHL opportunities, along with the benefit of general and administrative savings initiatives.

United States Business (MillerCoors)(2)

Molson Coors underlying U.S. segment pretax income decreased 5.4 percent to $80.9 million in the quarter.

MillerCoors Operating and Financial Highlights

MillerCoors underlying net income for the quarter, excluding special items, decreased 4.2 percent to $185.8 million, driven by increased marketing investment.

MillerCoors domestic STRs declined 1.1 percent, on a trading-day-adjusted basis. Domestic sales-to-wholesalers (STWs) decreased 1.3 percent.

Domestic net revenue per hectoliter, which excludes contract brewing and company-owned-distributor sales, grew 2.9 percent primarily due to strong net pricing and favorable mix. Total company net revenue per hectoliter, including contract brewing and company-owned distributor sales, increased by 2.9 percent. Third-party contract brewing volumes were down 0.4 percent.

COGS per hectoliter increased 1.6 percent driven by commodity inflation and packaging innovation, partially offset by cost savings.

MG&A expense increased 6.4 percent, driven primarily by increased marketing investments.

Depreciation and amortization expenses for MillerCoors in the fourth quarter were $70.3 million, and additions to tangible and intangible assets totaled $178.5 million.

Central Europe Business – Pro Forma (3)

Central Europe underlying pretax income decreased 12.2 percent to $12.9 million in the quarter. In local currency, underlying pretax income decreased 5 percent, driven primarily by the volume impact of year-on-year destocking of distributor inventories in Serbia and Romania. Unfavorable foreign currency movements reduced earnings approximately $1 million versus the pro forma quarter a year earlier.

Central Europe sales volume decreased 5 percent driven almost exclusively by the inventory destocking and a focus on maintaining price growth in all markets. Overall regional market share declined slightly in the fourth quarter as the company decided not to participate in the low-margin value segment in Romania and maintained margins in Hungary.

Net sales per hectoliter increased 2 percent in local currency due to strong revenue management driving positive net pricing, along with value-enhancing innovations.

COGS per hectoliter increased nearly 4 percent in local currency, driven by input cost inflation, particularly grains.

MG&A expenses decreased approximately 1 percent in local currency, due to ongoing focus on overhead cost management.

United Kingdom Business

U.K. underlying pretax income decreased 35.1 percent to $22.6 million in the quarter, due to lower volume and higher input inflation and pension expense, partly offset by positive brand and channel mix, the benefit of cost saving initiatives and lower marketing expense. These results reflect no significant impact from foreign currency movements.

U.K. STRs decreased 19 percent due to a weak U.K. market, a strong fourth quarter performance in 2011 and cycling the 53rd week in 2011. Excluding the 165,000 hectoliter impact of the 53rd week, STRs declined approximately 14 percent.

Net sales per hectoliter increased 14 percent in local currency, driven by favorable brand mix, higher on-premise pricing, and mix shift toward factored (non-owned) products, partially offset by lower off-premise pricing.

COGS per hectoliter increased nearly 22 percent in local currency, driven by brand mix, input inflation, fixed-cost deleverage from lower volumes, and mix shift toward factored products, partially offset by cost savings initiatives.

MG&A expenses decreased 16 percent in local currency, due to cost saving initiatives and cycling higher marketing expense and the 53rd week in the fourth quarter of 2011.

International Business (4)

The International segment posted underlying pretax income of $0.3 million in the fourth quarter, up from a $7.5 million loss a year ago due to improved performance in Japan, the inclusion of Central Europe global export and license business results, overhead cost reductions, and the elimination of losses in our China joint venture, which was deconsolidated in the third quarter. The Central Europe global export and license business contributed underlying pretax income of $2.7 million in the fourth quarter.

International STRs increased 45 percent due to the addition of the Central Europe global export and license business. Net sales per hectoliter increased nearly 8 percent, driven by mix shift to higher revenue-per-hectoliter geographies and brands. Cost of goods per hectoliter decreased nearly 14 percent due to brand mix and the addition of Central Europe export volume. International MG&A expense decreased 17 percent.

Corporate

Underlying Corporate pretax expenses totaled $63.8 million for the fourth quarter. This $11.5 million increase was due to $20.1 million of higher net interest expense related to financing our Central Europe acquisition this year, partially offset by lower employee compensation and project expense. Foreign currency movements favorably impacted Corporate underlying pre-tax results by approximately $2 million in the quarter.

Special and Other Non-Core Items

The following special and other non-core items have been excluded from underlying pretax earnings.

During the quarter, Molson Coors special items resulted in a $22.8 million pretax charge driven by $19.7 million of restructuring charges in Canada, the U.K., Central Europe, International and Corporate, and $2.8 million of other employee-related charges.

Other non-core items resulted in a $3.9 million pretax gain, which was due to a $3.6 million unrealized mark-to-market gain primarily related to fair value and foreign exchange adjustments to our EUR 500 million convertible note, along with a $4.9 million net gain driven by the sale of water-rights . These non-core gains were partially offset by $4.6 million of MCCE acquisition and integration related costs. In addition, the Company recognized a $38.3 million non-core charge for the tax effect of a Serbia statutory corporate income tax rate increase.

During the quarter, MillerCoors reported a $15.4 million write-off of information systems assets related to the Business Transformation project. This equates to $6.5 million at Molson Coors’ 42 percent economic ownership share.

2012 Fourth Quarter and Year-End Earnings Conference Call

Molson Coors Brewing Company will conduct an earnings conference call with financial analysts and investors at 11:00 a.m. Eastern Time today to discuss the Company’s 2012 fourth quarter and full year results. The Company will provide a live webcast of the earnings call.

The Company will also host an online, real-time webcast of an Investor Relations Follow-up Session with financial analysts and institutional investors at 2:00 p.m. Eastern Time. Both webcasts will be accessible via the Company’s website, www.molsoncoors.com. Online replays of the webcasts will be available until 11:59 p.m. Eastern Time on May 7, 2013. The Company will post this release and related financial statements on its website today.

Footnotes:

(1) The Company calculates non-GAAP underlying after-tax income and underlying free cash flow by excluding special and other non-core items from the nearest U.S. GAAP performance measures, which are net income from continuing operations attributable to MCBC and net cash provided by operating activities, respectively. For further details regarding these adjustments, please see the section “Special and Other Non-Core Items,” along with tables for reconciliations to the nearest U.S. GAAP measures. Unless otherwise indicated, all $ amounts are in U.S. Dollars and all quarterly comparative results are for the Company’s fiscal fourth quarter ended December 29, 2012, compared to the fiscal fourth quarter ended December 31, 2011. Additionally, all per-hectoliter calculations exclude contract brewing and non-owned factored beverage volume in the denominator but include the financial impact of these sales in the numerator, unless otherwise indicated.

(2) MillerCoors, a U.S. joint venture of Molson Coors Brewing Company and SABMiller plc, was launched on July 1, 2008. Molson Coors has a 42 percent economic interest in MillerCoors, which is accounted for using the equity method. Molson Coors’ interest in MillerCoors results, along with certain adjustments under U.S. GAAP, is reflected in “Equity Income in MillerCoors.” This release includes reconciliation from MillerCoors Net Income to Molson Coors Brewing Company Equity Income in MillerCoors and Non-GAAP U.S. Segment Underlying Pretax Income (see Table 6).

(3) Unless otherwise indicated, all $ amounts are in U.S. Dollars, and quarterly comparative results are for MCCE’s actual fiscal fourth quarter ended December 31, 2012, compared to the pro forma fiscal fourth quarter ended December 31, 2011. The pro forma statements of operations include adjustments directly attributable to the acquisition of StarBev. Pro forma amounts include the results of operations for Central Europe, excluding the Central Europe global export and license business, for the periods indicated on each statement. These amounts also include pro forma adjustments as if MCCE had been acquired on December 26, 2010, the first day of our 2011 fiscal year, including the effects of on-going acquisition accounting impacts and eliminating operating costs and expenses directly related to the transaction, but do not include adjustments for costs related to integration activities following the completion of the Acquisition, cost savings or synergies that have been or may be achieved by the combined businesses. Pro forma amounts are not necessarily indicative of what the results would have been had we operated the businesses since December 26, 2010, and do not purport to be indicative of future operating results.

(4) Beginning July 1, 2012, our Central Europe export and license business (“Central Europe export”), is reported in our MCI segment. For periods prior to this date, this business was included with the Central Europe business, which we acquired on June 15, 2012.

Overview of Molson Coors

Molson Coors Brewing Company is one of the world’s largest brewers. The Company’s operating segments include Canada, the United States, Central Europe, the United Kingdom, and Molson Coors International (MCI). The Company has a diverse portfolio of owned and partner brands, including signature brands Coors Light, Molson Canadian, Staropramen and Carling. Molson Coors is listed as the beverage industry sector leader on the 2012/2013 Dow Jones Sustainability World Index (W1SGITRD), the most recognized global benchmark of sustainability among global corporations. For more information on Molson Coors Brewing Company, visit the company’s web site, www.molsoncoors.com.

Forward-Looking Statements

This press release includes estimates or projections that constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words “believe,” expect,” intend,” anticipate,” “project,” “will,” and similar expressions identify forward-looking statements, which generally are not historic in nature. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”). These factors include, among others, our ability to successfully integrate StarBev, retain key employees and achieve planned cost synergies; pension plan costs; availability or increase in the cost of packaging materials; our ability to maintain manufacturer/distribution agreements; impact of competitive pricing and product pressures; our ability to implement our strategic initiatives, including executing and realizing cost savings; changes in legal and regulatory requirements, including the regulation of distribution systems; increase in the cost of commodities used in the business; our ability to maintain brand image, reputation and product quality; our ability to maintain good labor relations; changes in our supply chain system; additional impairment charges; the impact of climate change and the availability and quality of water; the ability of MillerCoors to integrate operations and technologies; lack of full-control over the operations of MillerCoors; the ability of MillerCoors to maintain good relationships with its distributors; and other risks discussed in our filings with the SEC, including our Annual Report on Form 10-K for the year-ended December 31, 2011, which are available from the SEC. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

Reconciliations to Nearest U.S. GAAP Measure

Molson Coors Brewing Company
Table 1: 2012 Fourth Quarter Underlying After-Tax Income
(After-Tax Income From Continuing Operations, Excluding Special and Other Non-Core Items)
($ In Millions, Except Per Share Data)
	4th Q
	2012	2011
U.S. GAAP: Income from continuing operations attributable to MCBC, net of tax:	60.1	172.4
Per diluted share:	$0.33	$0.95
Add back/(less):
Pretax special items - net	22.8	1.2
Proportionate share of MillerCoors special items - net(1)	6.5	-
Acquisition and integration costs(2)	4.6	-
Unrealized mark-to-market (gains) and losses(3)	(3.6)	1.6
Other non-core items(4)	(4.9)	5.8
Tax effect of Serbia statutory tax rate increase(5)	38.3	-
Tax effects related to special and other non-core items	2.3	(5.0)
Non-GAAP: Underlying after-tax income:	126.1	176.0
Per diluted share:	$0.69	$0.97
Notes:
(1) Included in Equity Income in MillerCoors, but excluded from non-GAAP underlying pretax income
(2) Included in Marketing, General and Administrative Expenses
(3) $0.3 million gain for Q4 2012 and $1.6 million loss for Q4 2011 included in Cost of Goods Sold. $18.0 million loss for Q4 2012 included in Other Income (Expense), net and $21.3 million gain for Q4 2012 included in Interest Expense
(4) Included in Other Income (Expense), net
(5) Included in Income Tax Benefit (Expense)

Molson Coors Brewing Company
Table 2: 2012 Fourth Quarter Underlying Pretax Income
(Pretax Income From Continuing Operations, Excluding Special and Other Non-Core Items)
($ In Millions)
	Business						Total
	Canada	U.S.	U.K.	Central Europe	MCI	Corporate	Consolidated
U.S. GAAP: 2012 4th Q Income (loss) from continuing operations before income taxes	$92.2	$74.4	$13.5	$9.8	$(1.8)	$(59.6)	$128.5
Add back/(less):
Pretax special items - net	8.8	-	9.1	1.9	2.1	0.9	22.8
Proportionate share of MillerCoors pretax special items - net(1)	-	6.5	-	-	-	-	6.5
Acquisition and integration costs(2)	-	-	-	1.2	-	3.4	4.6
Unrealized mark-to-market (gains) and losses(3)	-	-	-	-	-	(3.6)	(3.6)
Other non-core items(4)	-	-	-	-	-	(4.9)	(4.9)
Non-GAAP: 2012 4th Q underlying pretax income (loss)	$101.0	$80.9	$22.6	$12.9	$0.3	$(63.8)	$153.9
Percent change 2012 4th Q vs. 2011 4th Q underlying pretax income (loss)	(22.2%)	(5.4%)	(35.1%)	N/A	104.0%	(22.0%)	(19.2%)
U.S. GAAP: 2011 4th Q Income (loss) from continuing operations before income taxes	$128.9	$85.5	$34.9	$-	$(7.8)	$(59.7)	$181.8
Add back/(less):
Pretax special items - net	1.0	-	(0.1)	-	0.3	-	1.2
Unrealized mark-to-market (gains) and losses(3)	-	-	-	-	-	1.6	1.6
Other non-core items(4)	-	-	-	-	-	5.8	5.8
Non-GAAP: 2011 4th Q underlying pretax income (loss)	$129.9	$85.5	$34.8	$-	$(7.5)	$(52.3)	$190.4
Notes:
(1) Included in Equity Income in MillerCoors, but excluded from non-GAAP underlying pretax income
(2) Included in Marketing, General and Administrative Expenses
(3) $0.3 million gain for Q4 2012 and $1.6 million loss for Q4 2011 included in Cost of Goods Sold. $18.0 million loss for Q4 2012 included in Other Income (Expense), net and $21.3 million gain for Q4 2012 included in Interest Expense
(4) Included in Other Income (Expense), net

MillerCoors LLC
Table 3: Underlying Net Income
(Net Income Attributable to MillerCoors, Excluding Special Items)
(In Millions)
	Three Months Ended		Twelve Months Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011

U.S. GAAP - Net income attributable to MillerCoors:	$170.4	$194.0	$1,190.9	$1,003.8
Add back: Special items, net	15.4	-	31.8	113.4
Less: Tax effect of adjustments to arrive at underlying after-tax income		-	-	(0.4)
Non-GAAP - Underlying net income:	$185.8	$194.0	$1,222.7	$1,116.8

Molson Coors Brewing Company
Table 4: 2012 Full Year Underlying After-Tax Income
(After-Tax Income From Continuing Operations, Excluding Special and Other Non-Core Items)
($ In Millions, Except Per Share Data)

	2012 Full Year	2011 Full Year
U.S. GAAP: Income from continuing operations attributable to MCBC, net of tax:	441.5	674.0
Per diluted share:	$2.43	$3.62
Add back/(less):
Pretax special items - net	81.4	12.3
Proportionate share of MillerCoors special items - net(1)	13.4	47.4
Acquisition and integration costs(2)	170.5	-
Unrealized mark-to-market (gains) and losses(3)	12.8	4.6
Basis amortization related to the Sparks brand impairment(1)	-	(25.2)
Other non-core items(4)	(5.0)	7.6
Tax effect of Serbia statutory tax rate increase(5)	38.3	-
Noncontrolling interest effect on special items	(5.1)	-
Tax effects related to special and other non-core items	(37.3)	(19.2)
Non-GAAP: Underlying after-tax income:	710.5	701.5
Per diluted share:	$3.91	$3.76
Notes:
(1) Included in Equity Income in MillerCoors, but excluded from non-GAAP underlying pretax income
(2) $8.6 million included in Cost of Goods Sold, $40.2 million included in Marketing, General and Administrative Expenses, $50.8 million included in Interest Expense and $70.9 million included in Other Income (Expense), net

(3) $3.0 million gain for full year 2012 and $4.6 million loss for full year 2011 included in Cost of Goods Sold. $23.8 million loss for full year 2012 included in Other Income (Expense), net and $8.0 million gain for full year 2012 included in Interest Expense

(4) $0.3 million gain for full year 2012 and $1.1 million loss for full year 2011 included in Cost of Goods Sold, $0.1 million loss for full year 2012 and $1.4 million gain for full year 2011 included in Marketing, General, and Administrative Expense, and $4.8 million gain for full year 2012 and $5.1 million loss for full year 2011 included in Other Income (Expense), net

(5) Included in Income Tax Benefit (Expense)

Molson Coors Brewing Company
Table 5: 2012 Full Year Underlying Pretax Income
(Pretax Income From Continuing Operations, Excluding Special and Other Non-Core Items)
($ In Millions)
	Business						Total
	Canada	U.S.	U.K.	Central Europe	MCI	Corporate	Consolidated
U.S. GAAP: 2012 Full Year Income (loss) from continuing operations before income taxes	$423.0	$510.9	$38.8	$97.4	$(72.1)	$(405.9)	$592.1
Add back/(less):
Pretax special items - net	13.7	-	21.5	2.0	42.2	2.0	81.4
Proportionate share of MillerCoors pretax special items - net(1)	-	13.4	-	-	-	-	13.4
Acquisition and integration costs(2)	-	-	-	13.0	-	157.5	170.5
Unrealized mark-to-market (gains) and losses(3)	-	-	-	-	-	12.8	12.8
Other non-core items(4)	-	-	(0.7)	-	0.5	(4.8)	(5.0)
Non-GAAP: 2012 Full Year underlying pretax income (loss)	$436.7	$524.3	$59.6	$112.4	$(29.4)	$(238.4)	$865.2
Percent change 2012 vs. 2011 Full Year underlying pretax income (loss)	(10.2%)	9.2%	(41.3%)	N/A	9.0%	(10.9%)	5.4%
U.S. GAAP: 2011 Full Year Income (loss) from continuing operations before income taxes	$474.9	$457.9	$99.3	$-	$(33.3)	$(224.6)	$774.2
Add back/(less):
Pretax special items - net	11.6	-	(0.3)	-	1.0	-	12.3
Proportionate share of MillerCoors pretax special items - net(1)	-	47.4	-	-	-	-	47.4
Basis amortization related to the Sparks brand impairment(1)	-	(25.2)	-	-	-	-	(25.2)
Unrealized mark-to-market (gains) and losses(3)	-	-	-	-	-	4.6	4.6
Other non-core items(4)	-	-	2.5	-	-	5.1	7.6
Non-GAAP: 2011 Full Year underlying pretax income (loss)	$486.5	$480.1	$101.5	$-	$(32.3)	$(214.9)	$820.9
Notes:
(1) Included in Equity Income in MillerCoors, but excluded from non-GAAP underlying pretax income
(2) $8.6 million included in Cost of Goods Sold, $40.2 million included in Marketing, General and Administrative Expenses, $50.8 million included in Interest Expense and $70.9 million included in Other Income (Expense), net

(3) $3.0 million gain for full year 2012 and $4.6 million loss for full year 2011 included in Cost of Goods Sold. $23.8 million loss for full year 2012 included in Other Income (Expense), net and $8.0 million gain for full year 2012 included in Interest Expense

(4) $0.3 million gain for full year 2012 and $1.1 million loss for full year 2011 included in Cost of Goods Sold, $0.1 million loss for full year 2012 and $1.4 million gain for full year 2011 included in Marketing, General, and Administrative Expense, and $4.8 million gain for full year 2012 and $5.1 million loss for full year 2011 included in Other Income (Expense), net

Pretax and after-tax underlying income and underlying free cash flow should be viewed as supplements to, not substitutes for, our results of operations and cash flow presented on the basis of accounting principles generally accepted in the United States. Our management uses underlying income and underlying free cash flow as measures of operating performance to assist in comparing performance from period to period on a consistent basis; as measures for planning and forecasting overall expectations and for evaluating actual results against such expectations; and in communications with the board of directors, stockholders, analysts and investors concerning our financial performance. We believe that underlying income and underlying free cash flow performance are used by and are useful to investors and other users of our financial statements in evaluating our operating and cash performance because they provide them with additional tools to evaluate our performance without regard to special and other non-core items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure.

Molson Coors Brewing Company
Table 6: Reconciliation of Net Income Attributable to MillerCoors to MCBC U.S. Segment Underlying Pretax Income (Excluding Special Items)
(In Millions)

	Thirteen Weeks Ended	Fourteen Weeks Ended	Fifty-Two Weeks Ended	Fifty-Three Weeks Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
Net Income Attributable to MillerCoors	$170.4	$194.0	$1,190.9	$1,003.8
Multiply: MCBC economic interest % in MillerCoors	42%	42%	42%	42%
MCBC proportionate share of MillerCoors net income	$71.6	$81.5	$500.2	$421.6
Add: Amortization of the difference between MCBC contributed cost basis and the underlying equity in net assets of MillerCoors (1)	1.8	2.8	4.9	35.4
Add: Share-based compensation adjustment (2)	1.0	1.2	5.8	0.9
MCBC Equity Income in MillerCoors (U.S. GAAP)	$74.4	$85.5	$510.9	$457.9
Add: Proportionate share of MillerCoors special items (3)	6.5	0.0	13.4	47.6
(Less): Basis amortization associated with Sparks brand impairment (1)	-	-	-	(25.2)
(Less): Tax effect on special items (4)	-	-	-	(0.2)
MCBC U.S. Segment Underlying Pretax Income (Non-GAAP)	$80.9	$85.5	$524.3	$480.1
Notes:
(1) Our net investment in MillerCoors is based on the carrying values of the net assets contributed to the joint venture which is less than our proportional share of underlying equity (42%) of MillerCoors (contributed by both Coors Brewing Company and Miller Brewing Company) by approximately $576 million as of December 29, 2012. This difference, with the exception of goodwill and land, is being amortized as additional equity income over the remaining useful lives of the contributed long-lived amortizing assets.
(2) The net adjustment is to record 100% of share-based compensation associated with pre-existing equity awards to be settled in MCBC Class B common stock held by former CBC employees now employed by MillerCoors and to eliminate all share-based compensation impacts related to pre-existing SABMiller plc equity awards held by former Miller Brewing Company employees now employed by MillerCoors. As of the end of the second quarter of 2011, the share-based awards granted to former CBC employees now employed by MillerCoors became fully vested, as such; no further adjustments will be recorded related to these awards. We are still recording adjustments to eliminate the impacts related to the pre-existing SAB Miller plc equity awards, which represent the amounts recorded in 2012.
(3) MillerCoors special items were net charges of $15.4 million and $31.8 million for Q4 2012 and full year 2012, respectively, and net charges of zero and $113.4 million for Q4 2011 and full year 2011, respectively. MCBC's proportionate share equals 42% of these net special charges.
(4) The tax effect of adjustments to arrive at underlying after-tax income attributable to MillerCoors, a non-GAAP measure, is calculated based on the estimated tax rate applicable to the item(s) being adjusted in the period in which they arose.

Molson Coors Brewing Company
Table 7: 2012 4th Quarter Worldwide Beer Volume
(In Millions of Hectoliters)
	Thirteen Weeks Ended	Fourteen Weeks Ended
	December 29, 2012	December 31, 2011	% Change

Financial Volume:	6.897	5.253	31.3%
Royalty Volume:	0.344	0.151	127.8%
Owned Volume:	7.241	5.404	34.0%
Proportionate Share of Equity Investment Sales-to-Retail(1):	6.823	6.798	0.4%
Total Worldwide Beer Volume:	14.064	12.202	15.3%
Notes:
(1) Reflects the addition of Molson Coors Brewing Company's proportionate share of equity method investments (MillerCoors and Modelo Molson) sales-to-retail for the periods presented.

Molson Coors Brewing Company
Table 8: 2012 Full Year Worldwide Beer Volume
(In Millions of Hectoliters)
	Fifty-Two Weeks Ended	Fifty-Three Weeks Ended
	December 29, 2012	December 31, 2011	% Change

Financial Volume:	25.343	18.861	34.4%
Royalty Volume:	1.064	0.451	135.9%
Owned Volume:	26.407	19.312	36.7%
Proportionate Share of Equity Investment Sales-to-Retail(1):	28.652	29.046	(1.4%)
Total Worldwide Beer Volume:	55.059	48.358	13.9%
Notes:
(1) Reflects the addition of Molson Coors Brewing Company's proportionate share of equity method investments (MillerCoors and Modelo Molson) sales-to-retail for the periods presented.

Molson Coors Brewing Company and Subsidiaries
Table 9: Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Data)
(Unaudited)

	Thirteen Weeks Ended	Fourteen Weeks Ended	Fifty-Two Weeks Ended	Fifty-Three Weeks Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011

Volume in hectoliters	6.897	5.253	25.343	18.861

Sales	$1,480.2	$1,395.6	$5,615.0	$5,169.9
Excise taxes	(450.0)	(458.3)	(1,698.5)	(1,654.2)
Net sales	1,030.2	937.3	3,916.5	3,515.7
Cost of goods sold	(646.6)	(547.5)	(2,352.5)	(2,049.1)
Gross profit	383.6	389.8	1,564.0	1,466.6
Marketing, general and administrative expenses	(272.5)	(259.9)	(1,126.1)	(1,019.0)
Special items, net	(22.8)	(1.2)	(81.4)	(12.3)
Equity income in MillerCoors	74.4	85.5	510.9	457.9
Operating income (loss)	162.7	214.2	867.4	893.2
Interest income (expense), net	(22.2)	(26.2)	(185.0)	(108.0)
Other income (expense), net	(12.0)	(6.2)	(90.3)	(11.0)
Income (loss) from continuing operations before income taxes	128.5	181.8	592.1	774.2
Income tax expense	(68.8)	(9.0)	(154.5)	(99.4)
Net Income (loss) from continuing operations	59.7	172.8	437.6	674.8
Income (loss) from discontinued operations, net of tax	(0.1)	0.8	1.5	2.3
Net income (loss) including noncontrolling interests	59.6	173.6	439.1	677.1
Less: Net (income) loss attributable to noncontrolling interests	0.4	(0.4)	3.9	(0.8)
Net income (loss) attributable to MCBC	$60.0	$173.2	$443.0	$676.3

Basic net income (loss) attributable to MCBC per share:
From continuing operations	$0.33	$0.95	$2.44	$3.65
From discontinued operations	-	-	0.01	0.01
Basic net income per share	$0.33	$0.95	$2.45	$3.66

Diluted net income (loss) attributable to MCBC per share:
From continuing operations	$0.33	$0.95	$2.43	$3.62
From discontinued operations	-	-	0.01	0.01
Diluted net income per share	$0.33	$0.95	$2.44	$3.63

Weighted average shares - basic	181.3	180.9	180.8	184.9
Weighted average shares - diluted	182.2	181.9	181.8	186.4

Dividends per share	$0.32	$0.32	$1.28	$1.24

Amounts attributable to MCBC
Net income (loss) from continuing operations, net of tax	$60.1	$172.4	$441.5	$674.0
Income (loss) from discontinued operations, net of tax	(0.1)	0.8	1.5	2.3
Net income (loss) attributable to MCBC	$60.0	$173.2	$443.0	$676.3

Molson Coors Brewing Company and Subsidiaries
Table 10: Canada Segment Results of Operations
(In Millions)
(Unaudited)

	Thirteen Weeks Ended	Fourteen Weeks Ended	Fifty-Two Weeks Ended	Fifty-Three Weeks Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011

Volume in hectoliters	1.968	2.226	8.505	8.850

Sales	$624.1	$675.0	$2,675.2	$2,732.8
Excise taxes	(152.6)	(165.1)	(638.4)	(665.5)
Net sales	471.5	509.9	2,036.8	2,067.3
Cost of goods sold	(270.9)	(264.2)	(1,120.7)	(1,087.8)
Gross profit	200.6	245.7	916.1	979.5
Marketing, general and administrative expenses	(99.1)	(115.2)	(476.5)	(485.6)
Special items, net	(8.8)	(1.0)	(13.7)	(11.6)
Operating income (loss)	92.7	129.5	425.9	482.3
Other income (expense), net	(0.5)	(0.6)	(2.9)	(7.4)
Income (loss) before income taxes	$92.2	$128.9	$423.0	$474.9

Molson Coors Brewing Company and Subsidiaries
Table 11: PRO FORMA Central Europe Results of Operations
(See footnote 3 on page 7)
(In Millions)
(Unaudited)

	Thirteen Weeks Ended	Fourteen Weeks Ended	Fifty-Two Weeks Ended	Fifty-Three Weeks Ended
	Actual	Pro Forma	Pro Forma	Pro Forma
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011

Volume in hectoliters	2.477	2.609	12.868	12.951

Sales	$205.3	$223.4	$1,033.2	$1,166.6
Excise taxes	(45.6)	(49.2)	(224.3)	(252.5)
Net Sales	159.7	174.2	808.9	914.1
Cost of goods sold	(101.1)	(108.6)	(471.9)	(504.7)
Gross profit	58.6	65.6	337.0	409.4
Marketing, general and administrative expenses	(46.8)	(49.8)	(213.0)	(234.7)
Special items, net	(1.9)	(4.5)	(2.0)	(7.0)
Operating income (loss)	9.9	11.3	122.0	167.7
Other income (expense), net	(0.1)	(1.1)	(0.5)	(2.9)
Income (loss) before income taxes	$9.8	$10.2	$121.5	$164.8

Molson Coors Brewing Company and Subsidiaries
Table 12: United Kingdom Segment Results of Operations
(In Millions)
(Unaudited)

	Thirteen Weeks Ended	Fourteen Weeks Ended	Fifty-Two Weeks Ended	Fifty-Three Weeks Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011

Volume in hectoliters (1)	2.224	2.790	8.331	9.151

Sales (1)	$608.8	$676.1	$2,170.9	$2,301.1
Excise taxes	(245.6)	(286.2)	(904.6)	(967.6)
Net sales (1)	363.2	389.9	1,266.3	1,333.5
Cost of goods sold	(258.2)	(259.9)	(882.2)	(887.4)
Gross profit	105.0	130.0	384.1	446.1
Marketing, general and administrative expenses	(82.9)	(96.9)	(327.2)	(352.6)
Special items, net	(9.1)	0.1	(21.5)	0.3
Operating income (loss)	13.0	33.2	35.4	93.8
Interest income, net	1.4	1.6	5.7	6.3
Other income (expense), net	(0.9)	0.1	(2.3)	(0.8)
Income (loss) before income taxes	$13.5	$34.9	$38.8	$99.3
Notes:
(1) Reflects gross segment sales and for Q4 2012 and Q4 2011 includes intercompany sales to MCI of 0.048 million hectoliters and 0.082 million hectoliters, respectively and $3.3 million of net sales and $4.5 million of net sales, respectively. For full year 2012 and full year 2011 includes intercompany sales to MCI of 0.246 million hectoliters and 0.152 million hectoliters, respectively and $16.0 million of net sales and $9.0 million of net sales, respectively. The offset is included within MCI cost of goods sold. These amounts are eliminated in the consolidated totals.

Molson Coors Brewing Company and Subsidiaries
Table 13: Molson Coors International Results of Operations
(In Millions)
(Unaudited)

	Thirteen Weeks Ended	Fourteen Weeks Ended	Fifty-Two Weeks Ended	Fifty-Three Weeks Ended
	December 29, 2012 (2)	December 31, 2011	December 29, 2012	December 31, 2011

Volume in hectoliters	0.276	0.319	1.188	1.012

Sales	$45.0	$48.7	$171.0	$143.7
Excise taxes	(6.2)	(7.0)	(24.0)	(21.1)
Net Sales	38.8	41.7	147.0	122.6
Cost of goods sold (1)	(19.6)	(26.2)	(90.1)	(77.6)
Gross profit	19.2	15.5	56.9	45.0
Marketing, general and administrative expenses	(19.1)	(23.0)	(87.4)	(77.4)
Special items, net	(2.1)	(0.3)	(42.2)	(1.0)
Operating income (loss)	(2.0)	(7.8)	(72.7)	(33.4)
Other income (expense), net	0.2	-	0.6	0.1
Income (loss) before income taxes	$(1.8)	$(7.8)	$(72.1)	$(33.3)
Notes:
(1) Reflects gross segment amounts and for Q4 2012 and Q4 2011 includes intercompany cost of goods sold from the U.K. of $3.3 million and $4.5 million, respectively. For full year 2012 and full year 2011 includes intercompany cost of goods sold from the U.K. of $16.0 million and $9.0 million, respectively. The offset is included within U.K. net sales. These amounts are eliminated in the consolidated totals.
(2) The results related to the Central Europe export business have been moved to our MCI segment beginning July 1, 2012, in accordance with how our Chief Operating Decision Maker views our businesses. The MCI results for the fourth quarter of 2012 reflect $2.6 million and $2.7 million of Income before income taxes and non-GAAP underlying pretax income, respectively. The MCI results for the full year 2012 reflect $5.4 million and $5.5 million of Income before income taxes and non-GAAP underlying pretax income, respectively.

Molson Coors Brewing Company and Subsidiaries
Table 14: Corporate Results of Operations
(In Millions)
(Unaudited)

	Thirteen Weeks Ended	Fourteen Weeks Ended	Fifty-Two Weeks Ended	Fifty-Three Weeks Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011

Volume in hectoliters	-	-	-	-

Sales	$0.3	$0.3	$1.2	$1.3
Excise taxes	-	-	-	-
Net Sales	0.3	0.3	1.2	1.3
Cost of goods sold	(0.1)	(1.7)	2.2	(5.3)
Gross profit	0.2	(1.4)	3.4	(4.0)
Marketing, general and administrative expenses	(24.6)	(24.8)	(130.8)	(103.4)
Special items, net	(0.9)	-	(2.0)	-
Operating income (loss)	(25.3)	(26.2)	(129.4)	(107.4)
Interest expense, net(1)	(23.6)	(27.8)	(190.7)	(114.3)
Other income (expense), net	(10.7)	(5.7)	(85.8)	(2.9)
Income (loss) before income taxes	$(59.6)	$(59.7)	$(405.9)	$(224.6)
Notes:
(1) Reflects acquisition-related interest expense of $1.3 million and $20.1 million on a GAAP basis and an underlying basis, respectively, for Q4 2012 and $90.1 million and $47.4 million on a GAAP basis and an underlying basis, respectively, for the full year 2012. Beginning July 1, 2012, interest income and expense related to our Central Europe segment is reflected within Corporate results consistent with our other segments, and this amount is $1.1 million of net income on both a GAAP basis and an underlying basis for Q4 2012 and $0.3 million of net expense and $0.5 million of net income on a GAAP basis and an underlying basis, respectively, for the full year 2012.

MillerCoors LLC (1)
Table 15: Results of Operations
(In Millions)
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011

Volume in hectoliters	17.394	17.602	76.299	76.652

Sales	$2,058.0	$2,029.7	$8,966.6	$8,763.3
Excise taxes	(274.2)	(275.8)	(1,205.5)	(1,213.1)
Net sales	1,783.8	1,753.9	7,761.1	7,550.2
Cost of goods sold	(1,106.8)	(1,102.8)	(4,689.7)	(4,647.9)
Gross profit	677.0	651.1	3,071.4	2,902.3
Marketing, general and administrative expenses	(484.4)	(455.1)	(1,828.5)	(1,768.6)
Special items, net	(15.4)	-	(31.8)	(113.4)
Operating income	177.2	196.0	1,211.1	1,020.3
Other income (expense), net	(3.2)	0.7	0.3	1.2
Income before income taxes	174.0	196.7	1,211.4	1,021.5
Income tax expense	(1.7)	(1.5)	(5.5)	(7.5)
Net income	172.3	195.2	1,205.9	1,014.0
Less: Net income attributable to noncontrolling interests	(1.9)	(1.2)	(15.0)	(10.2)
Net income attributable to MillerCoors	$170.4	$194.0	$1,190.9	$1,003.8
Notes:
(1) Economic ownership of MillerCoors is 58% held by SABMiller and 42% held by Molson Coors. See Table 6 in the release for a reconciliation from Net Income Attributable to MillerCoors to Molson Coors Equity Income in MillerCoors, and to U.S. Segment Underlying Pretax Income (Non-GAAP).

Molson Coors Brewing Company and Subsidiaries
Table 16: Condensed Consolidated Balance Sheets
(In Millions)
(Unaudited)

	As of
	December 29, 2012	December 31, 2011
Assets

Cash and cash equivalents	$624.0	$1,078.9
Receivables, net	753.4	726.0
Inventories, net	213.9	207.2
Other, net	156.7	105.9
Total current assets	1,748.0	2,118.0

Properties, net	1,995.9	1,430.1
Goodwill and intangibles, net	9,687.9	6,039.3
Investment in MillerCoors	2,431.8	2,487.9
Other, net	320.0	348.5
Total assets	$16,183.6	$12,423.8

Liabilities and Equity

Accounts payable	$427.0	$301.2
Accrued expenses and other, net	926.1	929.1
Current portion of long-term debt and short-term borrowings	1,245.6	46.9
Total current liabilities	2,598.7	1,277.2

Long-term debt	3,422.5	1,914.9
Pension and post-retirement benefits	833.0	697.5
Other, net	1,337.8	844.0
Total liabilities	8,192.0	4,733.6

Total MCBC stockholders' equity	7,966.9	7,647.9
Noncontrolling interests	24.7	42.3
Total equity	7,991.6	7,690.2
Total liabilities and equity	$16,183.6	$12,423.8

Molson Coors Brewing Company and Subsidiaries
Table 17: Condensed Consolidated Statements of Cash Flows
(In Millions)
(Unaudited)

	Fifty-Two Weeks Ended	Fifty-Three Weeks Ended
	December 29, 2012	December 31, 2011
Cash flows from operating activities:
Net income (loss) including noncontrolling interests	$439.1	$677.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	272.7	217.1
Loss on sale or impairment of properties and other long-lived assets	46.4	8.6
Amortization of debt issuance costs and discounts	41.7	22.5
Equity Income in MillerCoors	(510.9)	(457.9)
Distributions from MillerCoors	510.9	457.9
Change in working capital and other, net	183.8	(57.2)
Net cash provided by operating activities	$983.7	$868.1

Cash flows from investing activities:
Additions to properties	$(222.3)	$(235.4)
Proceeds from sales of properties and other long-lived assets	15.7	4.6
Acquisition of businesses, net of cash acquired	(2,258.3)	(41.3)
Change in restricted cash balances	-	6.7
Proceeds from settlement of derivative instruments	-	15.4
Investment in MillerCoors	(1,008.8)	(800.1)
Return of capital from MillerCoors	942.4	782.7
Payments on settlement of debt-related derivatives	(110.6)	-
Investment in and advances to an unconsolidated affiliate	-	(83.2)
Other, net	6.8	12.5
Net cash used in investing activities	$(2,635.1)	$(338.1)

Cash flows from financing activities:
Exercise of stock options under equity compensation plans	$34.1	$11.6
Dividends paid	(237.2)	(230.4)
Payments for purchase of treasury stock	-	(321.1)
Payments for purchase of Non-controlling interest	(27.9)	-
Net borrowings of debt	1,543.2	(11.8)
Payments on settlements of debt-related derivatives	(8.2)	(104.5)
Change in overdraft balances and other, net	(132.6)	(8.9)
Net cash used in financing activities	$1,171.4	$(665.1)

Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	$(480.0)	$(135.1)
Effect of foreign exchange rate changes on cash and cash equivalents	25.1	(3.6)
Balance at beginning of year	1,078.9	1,217.6
Balance at end of period	$624.0	$1,078.9

Molson Coors Brewing Company
Table 18: Underlying Free Cash Flow -- Reconciliation to Nearest U.S. GAAP Measure(1)
(US$ in millions)
		Fifty-Two Weeks Ended	Fifty-Three Weeks Ended
		December 29, 2012	December 31, 2011
U.S. GAAP:	Net Cash Provided by Operating Activities	$983.7	$868.1
Less:	Additions to properties(2)	(222.3)	(235.4)
Less:	Investment in MillerCoors(2)	(1,008.8)	(800.1)
Add:	Return of capital from MillerCoors(2)	942.4	782.7
Add:	Cash impact of Special items(3)	11.6	3.1
Add:	Costs related to the Acquisition(4)	134.7	-
Add:	MillerCoors investments in businesses(5)	14.4	-
Add:	MillerCoors purchase of noncontrolling interest(5)	9.0	-
Non-GAAP:	Underlying Free Cash Flow	$864.7	$618.4
Notes:
(1) For 2012, we have revised our calculation of underlying free cash flow to exclude the benefit of proceeds from asset sales and to adjust for the cash impact of Special and other non-core items, such as adding back payments related to Special and other non-core charges. This change has the effect of aligning the adjustments to our underlying free cash flow with adjustments to our underlying earnings and provides greater consistency in the treatment of our non-GAAP measures. Following this approach reduced 2011 underlying free cash flow by $16.9 million.
(2) Included in Net cash used in investing activities.
(3) Included in Net cash provided by operating activities.
(4) Included in Net cash provided by operating activities and reflects loss related to settlement of Treasury Locks of $39.2 million, Euro currency purchase loss of $57.9 million and acquisition and integration costs paid of $37.6 million.
(5) Amounts represent MCBC's proportionate 42% share of the cash flow impacts, as determined by management. These items adjust operating cash flow to arrive at our underlying free cash flow for the full year 2012 and the comparable prior-year period.

CONTACT:
Molson Coors Brewing Company
News Media:
Colin Wheeler, 303-927-2443
or
Investor Relations:
Dave Dunnewald, 303-927-2334